Filed pursuant to Rule 433 Registration Statement No. 333-158199-10 FINANCIAL PRODUCTS FACT SHEET (T88)

Offering Period: January 3, 2012 – January 17, 2012
2-year Cert Plus Securities Linked to S&P 500® Index

Return Profile

•	2-year Cert Plus Securities linked to the performance of the S&P 500® Index.
•	If the Final Level is equal to or greater than the Initial Level, the investor will be entitled to the appreciation of the S&P 500® Index at an Upside Participation Rate expected to be between [105-125]% (to be determined on the Trade Date), uncapped.
•	If the Final Level is less than the Initial Level and a Knock-In Event does not occur, the investor is entitled to receive at least their principal amount at maturity.
•	If the Final Level is less than the Initial Level and a Knock-In Event occurs, investors will be entitled to receive a payment at maturity that will be less than their principal amount.
•	Any payment on the securities is subject to the credit risk of the Issuer.

Terms & Knock-In Event

Issuer:	Credit Suisse AG (“Credit Suisse”), Nassau Branch.

Trade Date:	Expected to be January 18, 2012.

Settlement Date:	Expected to be January 23, 2012.

Underlying:	S&P 500® Index

Upside Participation Rate:	Expected to be between [105 - 125] % (to be determined on the Trade Date).

Redemption Amount:	An amount in cash equal to the principal amount of the securities held multiplied by the sum of 1 plus the Underlying Return.

Underlying Return:	If (a) the Final Level is equal to or greater than the Initial Level, then: Upside Participation Rate x ((Final Level – Initial Level)/Initial Level); (b) if the Final Level is less than the Initial Level and (i) a Knock-In Event occurs, then: ((Final Level – Initial Level)/Initial Level); (ii) a Knock-In Event does not occur, then: zero.

Knock-In Level:	Expected to be approximately 70.0% of the Initial Level (to be determined on the Trade Date).

Knock-In Event:	A Knock-In Event occurs if the closing level of the Underlying is less than or equal to the Knock-In Level on any trading day during the Observation Period.

Observation Period:	The period from but excluding the Trade Date to and including the Valuation Date.

Initial Level:	The closing level of the Underlying on the Trade Date.

Final Level:	The closing level of the Underlying on the Valuation Date.

Valuation Date:	January 17, 2014

Maturity Date:	January 23, 2014

CUSIP:	22546TKN0

Benefits

•	Offers uncapped, leveraged participation in the appreciation of the Underlying
•	Reduced downside risk due to a 30% contingent buffer.

Hypothetical Returns at Maturity

Percentage Change in Underlying	Redemption Amount per $1,000 Principal Amount (Knock In Event Does Not Occur)(1)(2)	Redemption Amount per $1,000 Principal Amount (Knock In Event Occurs(1)(2)
50%	$1,575	$1,575
40%	$1,460	$1,460
30%	$1,345	$1,345
20%	$1,230	$1,230
10%	$1,115	$1,115
0%	$1,000	$1,000
-10%	$1,000	$900
-20%	$1,000	$800
-30%	N/A	$700
-40%	N/A	$600
-50%	N/A	$500

(1)	Assumes an Upside Participation Rate of 115% (the midpoint of the expected range) and a Knock-In Level of approximately 70.0% (each to be determined on the Trade Date)
(2)	The hypothetical Redemption Amounts set forth above are for illustrative purposes only and may not be the actual returns applicable to the investor. The numbers appearing in the table have been rounded for ease of analysis.

Product Risks

•	Investment may result in a loss of up to 100% of principal.
•	The securities and any payment due on the securities are subject to the Issuer’s ability to pay its obligations as they become due.
•	The securities do not pay interest.
•	The return on the securities is affected by the Knock-In Level and the occurrence of a Knock-In Event.
•	Redemption Amount will be less than the principal amount if a Knock-In Event occurs during the Observation Period and the Final Level is less than the Initial Level. In such case, the return will be based on the percentage change in the Underlying.

(See “Additional Risk Considerations” on the next page)

Product Summary

Horizon (years)	5-year
Principal Repayment	Principal at Risk
Investment Objective	Appreciation
Market Outlook	Bullish

FINANCIAL PRODUCTS FACT SHEET

Offering Period: January 3, 2012 – January 17, 2012
2-year Cert Plus Securities Linked to S&P 500® Index

Additional Risk Considerations

•	Prior to maturity, costs such as concessions and hedging may affect the value of the securities
•	Liquidity – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades to the Issuer’s credit ratings, may be a contributing factor.
•	Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the securities including acting as calculation agent and hedging our obligations under the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary account without prior written approval of the customer.
•	As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the Underlying.

The risks set forth in the section entitled “Product Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Product Risks” and “Additional Risk Considerations” sections herein, the “Selected Risk Considerations” section in the pricing supplement, and the “Risk Factors” section of the product supplement, which set forth risks related to an investment in the securities.

Disclaimer

IRS Circular 230 Disclosure: Credit Suisse and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with Credit Suisse of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early sales could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of Credit Suisse Research Departments. Financial Products may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. Credit Suisse and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations, issuers of the stocks comprising the applicable index, indices or fund mentioned herein. Credit Suisse is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a Credit Suisse entity qualified in their home jurisdiction unless governing law permits otherwise.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated December 30, 2011, Underlying Supplement dated June 24, 2010, Product Supplement No. T-I dated March 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the pricing supplement related to the offering summarized herein on the SEC website at: http://www.sec.gov/Archives/edgar/data/1053092/000095010311005466/dp27928_424b2-t88.htm

You may access the product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.